Exhibit 99.1

Alliance One International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919 379 4300 Fax: 919 379 4346 www.aointl.com

NEWS RELEASE		Contact:	Joel Thomas
(919) 379-4300

Alliance One International Reports Improved Gross Profit and Gross Profit as Percentage of Sales in Fiscal Year 2017 First Quarter Results

Morrisville, NC – August 8, 2016 – Alliance One International, Inc. (NYSE: AOI) today announced results for its fiscal quarter ended June 30, 2016.

Highlights

•	Gross profit for the quarter increased 15.8% versus last year to $34.1 million and gross profit as a percentage of sales also improved to 13.0% from 11.0% as a result of increased volume, product mix, currency movements and the impact of efficiency improvement and cost cutting initiatives.

•	Net loss for the quarter increased to $31.5 million from a net loss of $26.0 million last year and included $3.6 million of legal and professional costs for the Kenya matter and $0.9 million of loss related to Kenya green leaf sourcing mainly for storage as the operation continues to wind down.

•	Net income attributable to Alliance One International, Inc. aggregated over the last four quarters ended June 30, 2016 was $60.0 million and included a $106.2 million gain related to the reconsolidation of AOI’s Zimbabwe subsidiary. Net loss attributable to Alliance One International, Inc. aggregated over the four quarters ended June 30, 2015 was $30.1 million.

•	Adjusted EBITDA that excludes the Zimbabwe reconsolidation gain and aggregated over the last four quarters ended June 30, 2016 decreased 5.4% to $183.2 million versus the four quarters ended June 30, 2015, while total adjusted debt net of cash divided by Adjusted EBITDA remained consistent at approximately 6.2x.

Pieter Sikkel, Chief Executive Officer and President, said, “Fiscal year 2017 has started as anticipated, with similar sales to last year’s first quarter at $261.1 million and improved gross profit. Gross profit increased 15.8% to $34.1 million, driven mainly by increased volumes, product mix, and currency movements, as well as the impact of efficiency improvement and cost cutting initiatives. These same factors also improved gross profit as a percentage of sales to 13.0% this year from 11.0% last year.

“As we move through this fiscal year we expect each quarter’s results to be improved versus the prior quarter, thus building through the year with internal forecasts anticipating improved sales and adjusted EBITDA when compared to last year. Global markets are still tightening with undersupply developing in certain origins in higher quality. The strong U.S. dollar, El Nino weather conditions, smaller crops in certain markets, as well as slowly correcting oversupply leaf trading conditions continue to be factors. In particular, El Nino driven increased rain-fall levels in Brazil this year related to the crop we are now buying and will sell later this fiscal year has reduced leaf weight. At the same time the reduced crop size has caused pricing to suppliers to increase in Brazilian Real terms versus last year.

“Our restructuring and efficiency improvement program that began implementation in March 2015 remains on track to deliver over $35.0 million of anticipated recurring annualized savings with approximately 95.0% of targeted actions enacted and the remainder to be achieved over the next 15

Alliance One International, Inc.

months. During the first quarter this year, there was a positive impact from this program in cost of goods sold that helped to improve gross profit and gross profit as a percentage of sales versus last year. However, the improvement and related impact in SG&A was over shadowed in the current quarter by two main factors.

“First, during the quarter we experienced approximately $3.6 million of legal and professional costs associated with the Kenya matter. We began this work in October last year and believe we are nearing the end of the majority of the associated costs. Secondly, our teams around the world dedicated themselves to the additional work required to push through the Kenya matter and related investigation as well as other significant contributions - in many cases sacrificing important work/life balance. As a result we decided to make incentive payments of $4.6 million to help retain talented employees and thank them for their dedication. So as we continue through this fiscal year the restructuring and efficiency improvement impact on SG&A should become more evident.

“Consistent with our stated plan we anticipate reducing long-term debt by $35.0-$50.0 million per year with surplus cash focusing on purchasing our 9.875% Senior Secured Second Lien Notes with $720.0 million of face amount outstanding at quarter end. Our liquidity at quarter end was in line with our expectations with available credit lines and cash of $632.7 million not including available letters of credit. The rating agency Standard and Poor’s (“S&P”) has indicated that our debt reduction plan and potential for purchases below par were key drivers in their recent one notch downgrade of our credit ratings, based on an academic premise that the Company ultimately will be repaying less than the face amount of the debt as of issuance, if purchases occur below par.

“We continue to work with our customers to meet their dynamic requirements and encourage supply chain simplification strategies that present opportunities for our business with them. Focus on increased utilization of our assets driven by reversing manufacturers’ partial vertical integration strategies and leveraging our value added services capability are solid growth areas. Additionally, our sustainability programs essential to our Company, our customers and local communities where we operate continue to differentiate our Company and provide further growth opportunities.

Mr. Sikkel, concluded, “We are off to a good start for the year and anticipate reduced working capital requirements by yearend based on supply and demand and forecasted crop sizes this year. In turn this should help to reduce our debt outstanding by fiscal yearend. As such, we anticipate that our leverage will also decrease to approximately 4.9x by March 31, 2017 versus approximately 5.9x achieved at last fiscal yearend. We will continue to drive our business with customer focus and execute on our plans that enhance our position as a preferred global supplier. We believe our balanced strategy is well measured and should improve shareholder value.”

Performance Summary for the Fiscal Quarter Ended June 30, 2016

Total sales and other operating revenues decreased slightly by 2.0% to $261.1 million primarily due to lower average sales prices attributable to product mix and lower prices paid to tobacco suppliers across most regions. Partially offsetting the impact of lower prices is a 10.1% increase in volumes from increased customer demand and the timing of shipments in North America. The impact to volumes from the short crop in Brazil this year was partially offset by opportunistic sales and timing of shipments that shifted from last fiscal year into the current quarter due to the availability of ships from Africa. Changes in product mix and lower prices paid to tobacco suppliers in most regions, as well as the positive impact of currency movements in most regions lowered average tobacco costs on a per kilo basis.

Alliance One International, Inc.

Gross profit increased 15.8% to $34.1 million primarily driven by increased volumes, product mix, and currency movements, as well as the impact of certain efficiency improvement and cost cutting initiatives. These impacts also improved gross profit as a percentage of sales to 13.0% this year from 11.0% last year.

Selling, general and administrative expense (“SG&A”) increased 29.7% to $38.8 million mainly due to Kenya-related legal and professional fees and increased incentive compensation costs.

Restructuring and asset impairment charges of $2.9 million last year were primarily related to impairment of advances to tobacco suppliers and real property in Africa and were less than $0.1 million this year.

Operating loss increased $2.4 million to $5.3 million, mainly due to increased SG&A costs.

Interest costs increased 10.2% from the prior year to $30.6 million driven by higher average borrowings on our seasonal lines of credit and increased amortization of debt issuance costs.

Cash taxes paid decreased to $3.7 million this year from $6.2 million last year.

Earnings Per Share

For the first quarter ended June 30, 2016, the Company reported a net loss of $31.5 million, or $(3.54) per basic share, compared to a net loss last year of $26.0 million, or $(2.93) per basic share. Included in net loss this year was $3.6 million of legal and professional costs for the Kenya matter and $0.9 million of loss related to Kenya green leaf sourcing mainly for storage as the operation continues to wind down. After adjusting for tax, the net impact of these items negatively impacted earnings per basic share by $0.47 this year.

Liquidity and Capital Resources

As of June 30, 2016, available credit lines and cash were $632.7 million, comprised of $158.2 million in cash and $474.5 million of credit lines, of which $10.3 million was available under the U.S. revolving credit facility for general corporate purposes and $464.2 million of foreign seasonal credit lines excluding $10.7 million exclusively for letters of credit.

Additionally, in the future, the Company may elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under its various global bank facilities and outstanding public notes, as they may permit.

Financial Results Investor Call

The Company will hold a conference call to report financial results for its fiscal quarter ended June 30, 2016, on Tuesday, August 9, 2016 at 8:00 A.M. EDT. The dial in number for the call is (800) 533-7954 or outside the U.S. (785) 830-1924 and conference ID 3610992. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com 15 minutes in advance to register.

For those who are unable to listen to the live event, a replay will be available by telephone from 11:00 A.M. EDT, August 9 through 11:00 A.M. EDT August 14. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 3610992. Any replay,

Alliance One International, Inc.

rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, changes in or the interpretation of tax laws and regulations, resolution of tax matters, adverse weather conditions, changes in costs incurred in supplying tobacco and related services, factors affecting AOI’s ability to reduce its corporate debt, including factors that would restrict it from purchasing its 9.875% Senior Secured Second Lien Notes, and the impact of regulation and litigation. Additional factors that could cause AOI’s results to differ materially from those expressed or implied by forward-looking statements can be found in AOI’s most recent Annual Report on Form 10-K and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

About Alliance One International, Inc.

Alliance One is a leading global independent leaf merchant. For more information on Alliance One, visit the Company’s website at www.aointl.com.

-MORE-

Alliance One International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	June 30,
(in thousands, except per share data)	2016	2015
Sales and other operating revenues	$261,101	$266,282
Cost of goods and services sold	227,050	236,884

Gross profit	34,051	29,398
Selling, general and administrative expenses	38,805	29,914
Other income (expense)	(481)	560
Restructuring and asset impairment charges	41	2,948

Operating loss	(5,276)	(2,904)

Interest expense	30,602	27,773
Interest income	1,838	1,374

Income (loss) before income taxes and other items	(34,040)	(29,303)
Income tax benefit	(3,830)	(3,214)
Equity in net income (loss) of investee companies	(1,329)	132

Net income (loss)	(31,539)	(25,957)
Less: Net income (loss) noncontrolling interests	(34)	(7)

Net loss attributable to Alliance One International, Inc.	$(31,505)	$(25,950)

Earnings (loss) per share:
Basic	$(3.54)	$(2.93)
Diluted	$(3.54)	$(2.93)

Weighted average number of shares outstanding:
Basic	8,904	8,862
Diluted	8,904	8,862

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended		Fiscal Year Ended	LTM(7)
(in thousands)	June 30, 2016	June 30, 2015	March 31, 2016	June 30, 2016
Net income (loss) attributable to Alliance One International, Inc.	$(31,505)	$(25,950)	$65,532	$59,977

Plus: Interest expense	30,602	27,773	117,190	120,019
Plus: Income tax expense	(3,830)	(3,214)	32,215	31,599
Plus: Depreciation and amortization expense	8,752	7,064	28,361	30,049

EBITDA(1)	4,019	5,673	243,298	241,644

Plus: Abnormal unrecovered advances (recoveries) to suppliers(2)	—	430	—	(430)
Plus: Reserves for (recoveries on) doubtful customer receivables	43	(83)	(169)	(43)
Plus: Non-cash employee stock based compensation	392	813	2,425	2,004
Less: Other income (expense)	(481)	560	105,427	104,386
Plus: Restructuring and asset impairment charges	41	2,948	5,888	2,981
Plus: Debt retirement expense (income)	—	—	—	—
Plus: Amortization of basis difference - CBT investment(3)	307	322	1,554	1,539
Plus: Kenyan investigation legal & professional costs	3,551	—	8,579	12,130
Less: Kenyan green leaf operation Adjusted EBITDA(4)	(944)	(5,377)	(16,666)	(12,233)
Plus: Reconsolidated subsidiary incremental EBITDA after elimination of related party transactions with AOI and its consolidated subsidiaries(5)	—	1,252	16,800	15,548

Adjusted EBITDA(1)	$9,777	$16,172	$189,614	$183,219

Total debt				$1,369,233
Less: Debt of reconsolidated subsidiary funded by affiliate(6)				67,397

Total adjusted debt				$1,301,836
Less: Cash				158,211

Total adjusted debt less cash(5)				$1,143,625

(Total adjusted debt less cash) /Adjusted EBITDA(1)(5)				6.24x

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(4)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya of $(16,666) for the fiscal year ended March 31, 2016 and for each of the quarters therein is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(5)	Adjusted EBITDA of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 is calculated on the same basis as Adjusted EBITDA as presented in this table, with eliminations for related party transactions with AOI and its consolidated subsidiaries, and is included in consolidated information thereafter.
(6)	Represents the portion of outstanding debt of the subsidiary reconsolidated at the end of the fourth quarter of the fiscal year ended March 31, 2016 under a credit facility attributable to the participation interest of another AOI subsidiary funding that portion of the borrowing under the facility.
(7)	Items for the twelve months ended June 30, 2016 are derived by adding the items for the three months ended June 30, 2016 and the fiscal year ended March 31, 2016 and subtracting the items for the three months ended June 30, 2015.

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended		Fiscal Year Ended	LTM(7)(8)
(in thousands)	June 30, 2015	June 30, 2014	March 31, 2015	June 30, 2015
Net income (loss) attributable to Alliance One International, Inc.	$(25,950)	$(23,685)	$(27,862)	$(30,126)
Plus: Interest expense	27,773	26,922	113,273	114,125
Plus: Income tax expense	(3,214)	319	21,918	18,384
Plus: Depreciation and amortization expense	7,064	7,500	29,623	29,186

EBITDA(1)	5,673	11,056	136,952	131,569

Plus: Abnormal unrecovered advances to suppliers(2)	430	463	1,085	1,052
Plus: Reserves for (recoveries on) doubtful customer receivables	(83)	204	12,368	12,081
Plus: Non-cash employee stock based compensation	813	730	3,028	3,110
Less: Other income (expense)	560	800	(66)	(308)
Plus: Restructuring and asset impairment charges	2,948	0	9,118	12,066
Plus: Debt retirement expense (income)	—	—	(771)	(771)
Plus: Amortization of basis difference - CBT investment(3)	322	550	2,814	2,585
Plus: Kenyan investigation legal & professional costs	—	—	—	—
Less: Kenyan green leaf operation Adjusted EBITDA(4)	(5,377)	(2,140)	(14,913)	(18,150)
Plus: Reconsolidated subsidiary incremental EBITDA after elimination of related party transactions with AOI and its consolidated subsidiaries(5)	1,252	(2,493)	9,846	13,591

Adjusted EBITDA(1)	$16,172	$11,850	$189,420	$193,741

Total debt				$1,316,770
Plus: Debt of reconsolidated subsidiary funded by non-affiliate(6)				51,349

Total adjusted debt				$1,368,119
Less: Cash				163,942
Less: Cash of reconsolidated subsidiary				2,747

Total adjusted debt less adjusted cash(5)				$1,201,430

(Total adjusted debt less adjusted cash) /Adjusted EBITDA(1)(5)				6.20x

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(4)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya of $(14,913) for the fiscal year ended March 31, 2015 and for each of the quarters therein is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(5)	Adjusted EBITDA of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 is calculated on the same basis as Adjusted EBITDA as presented in this table, with eliminations for related party transactions with AOI and its consolidated subsidiaries, and is included in consolidated information thereafter.
(6)	Represents the portion of outstanding debt of the subsidiary reconsolidated at the end of the fourth quarter of the fiscal year ended March 31, 2016 under a credit facility other than the amount attributable to the participation interest of another AOI subsidiary funding the remaining portion of the borrowing under that facility.
(7)	During the year ended March 31, 2016, the Company identified certain immaterial errors in previously issued financial statements related to inventory and income tax. The Company became aware of improper inventory entries in a European subsidiary’s records resulting in an understatement of cost of goods sold of $674 for the quarter ended December 31, 2014. The Company identified a misstatement of recoverable income tax in an international jurisdiction in prior periods resulting in an understatement of income tax expense of $1,058 for the quarter ended December 31, 2014.
(8)	Items for the twelve months ended June 30, 2015 are derived by adding the items for the three months ended June 30, 2015 and the fiscal year ended March 31, 2015 and subtracting the items for the three months ended June 30, 2014.